EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-1 of our report dated April 16, 2019, except Note 16, dated May 17, 2019, relating to the consolidated financial statements of MGT Capital Investments, Inc. and Subsidiaries, (collectively, the “Company”) appearing in the prospectus, which is part of this registration statement. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ RBSM LLP

New York, NY

June 3, 2019